As filed with the Securities and Exchange Commission on January 2, 2009

Registration No. 333-153922

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-8

TO REGISTRATION STATEMENT ON FORM S-4

Under

The Securities Act of 1933

WELLS FARGO & COMPANY

(Exact name of registrant as specified in its charter)

Delaware	6712	41-0449260
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

420 Montgomery Street

San Francisco, California 94163

(866) 878-5865

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

New Boston Bancshares, Inc. 1996 Incentive Stock Option Plan

Century Bancshares, Inc. 2006 Incentive Stock Option Plan

(Full title of plans)

James M. Strother

Executive Vice President and General Counsel

Wells Fargo & Company

420 Montgomery Street

San Francisco, California 94163

(415) 396-1793

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Copy to:

Kerri L. Klemz

Wells Fargo & Company

MAC N9305-173

90 S. Seventh Street

Minneapolis, MN 55402

(612) 667-4652

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer Non-accelerated filer	☒ ☐ (Do not check if smaller reporting company)	Accelerated filer Smaller reporting company	☐ ☐

This Post-Effective Amendment No. 1 on Form S-8 covers shares of the registrant’s common stock originally registered on the Registration Statement on Form S-4 to which this is an amendment. The registration fees in respect of such shares of common stock were paid at the time of the original filing of the Registration Statement on Form S-4 relating to such common stock.

EXPLANATORY NOTE

Wells Fargo & Company, a Delaware corporation (“Wells Fargo” or the “Registrant”), hereby amends its Registration Statement on Form S-4, Registration No. 333-153922 (the “Form S-4”), by filing this Post-Effective Amendment No. 1 on Form S-8 (the “Post-Effective Amendment No. 1”). The Form S-4, as amended by this Post-Effective Amendment No. 1, is referred to as the “Registration Statement.” Wells Fargo filed the Form S-4 in connection with the merger (the “Merger”) of a wholly owned subsidiary of Wells Fargo with and into Century Bancshares, Inc., a Texas corporation (“Century”), with Century surviving the Merger as a wholly owned subsidiary of Wells Fargo, on December 31, 2008. This Post-Effective Amendment No. 1 covers shares of the Registrant’s common stock originally registered on its Registration Statement on the Form S-4 that may be issued pursuant to the plans identified above following the Merger.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant (File No. 001-02979) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

•

Annual Report on Form 10-K for the year ended December 31, 2007, including information specifically incorporated by reference into the Form 10-K from the Registrant’s 2007 Annual Report to Stockholders and the Registrant’s definitive Notice and Proxy Statement for the Registrant’s 2008 Annual Meeting of Stockholders;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

•

Current Reports on Form 8-K or 8-K/A filed January 16, 2008, January 24, 2008, January 31, 2008, March 7, 2008, March 12, 2008, March 18, 2008, April 16, 2008, April 23, 2008, May 5, 2008, May 6, 2008, May 19, 2008, May 28, 2008, June 6, 2008, June 13, 2008, July 16, 2008, August 19, 2008, August 26, 2008, August 28, 2008, September 8, 2008, September 10, 2008, September 15, 2008, September 29, 2008, October 3, 2008, October 9, 2008, October 15, 2008, October 30, 2008, October 30, 2008 (as amended on Form 8-K/A filed November 21, 2008), November 5, 2008, November 6, 2008, November 13, 2008, November 21, 2008, December 10, 2008, December 11, 2008, December 23, 2008, December 30, 2008, and January 2, 2009 (other than the portions of those documents not deemed to be filed); and

•

The description of the Registrant’s common stock contained in Exhibit 99(e) to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, including any amendments or reports filed to update such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of such filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Wells Fargo & Company is organized under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments and the like in connection with an action, suit or proceeding. Article Fourteenth of the Registrant’s Restated Certificate of Incorporation provides for broad indemnification of directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on December 31, 2008.

WELLS FARGO & COMPANY

By:	/s/ John G. Stumpf
John G. Stumpf
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 has been signed on December 31, 2008, by the following persons in the capacities indicated:

/s/ John G. Stumpf		President and Chief Executive Officer
John G. Stumpf		(Principal Executive Officer)

/s/ Howard I. Atkins		Senior Executive Vice President and
Howard I. Atkins		Chief Financial Officer
(Principal Financial Officer)

/s/ Richard D. Levy		Executive Vice President and Controller
Richard D. Levy		(Principal Accounting Officer)

SUSAN E. ENGEL	PHILIP J. QUIGLEY
ENRIQUE HERNANDEZ, JR.	DONALD B. RICE
ROBERT L. JOSS	JUDITH M. RUNSTAD	A majority of the Board of Directors*
RICHARD M. KOVACEVICH	STEPHEN W. SANGER
RICHARD D. McCORMICK	JOHN G. STUMPF
NICHOLAS G. MOORE	SUSAN G. SWENSON

*	John G. Stumpf, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by such persons.

/s/ John G. Stumpf
John G. Stumpf
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Description
5.1	Opinion of Kerri L. Klemz as to the legality of the shares to be issued.

23.1	Consent of Kerri L. Klemz (included in Exhibit 5.1).

23.2	Consent of KPMG LLP, San Francisco, California.

23.3	Consent of KPMG LLP, Charlotte, North Carolina.

24	Powers of Attorney.*

*	Previously filed with Registration Statement No. 333-153922, on October 9, 2008.

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